UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 9, 2010

JAVO BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26897	48-1264292
(State or other jurisdiction	(Commission File Number)	I.R.S. Employer
of incorporation)		Identification Number

1311 Specialty Drive, Vista, CA	92081
(Address of principal executive office)	(Zip Code)

(760) 560-5286

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2010, the Board of Directors of Javo Beverage Company, Inc. (the “Company”) appointed Stanley L. Greanias to the Board of Directors.

Mr. Greanias was proposed as a new board member by Falconhead Capital, LLC (“Falconhead”), an investor in the Company.  In November 2009, the Company agreed with Falconhead that Falconhead would be entitled to nominate an additional director to the Company’s Board of Directors in connection with Falconhead’s purchase of senior subordinated promissory notes in an aggregate original principal amount of $4 million and an aggregate of 15,000,000 shares of the Company’s common stock, for total consideration of $4.1 million. Following the nomination by Falconhead, the Board of Directors considered Mr. Greanias’s candidacy and elected him to the Board.  Falconhead is currently the beneficial owner of approximately 21.75% of the Company’s total issued and outstanding common shares.

Mr. Greanias has served as the President and Chief Executive Officer of the Greek American Restaurant Cooperative since 2009.  From 2005 to 2007, he served as the President and Chief Executive Officer of Grecian Delight Foods, Inc.  From 1999 to 2003, Mr. Greanias was the Vice President of Sara Lee Corporation and the Chief Executive Officer of Sara Lee Coffee and Tea, North America.  From 1990 to 1999, he was Group President of Sara Lee Coffee and Tea, North America and from 1985 to 1990, the President and CEO of Superior Coffee.  From 1992 to 1993, Mr. Greanias served as the chairman of the National Coffee Association.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 15, 2010	JAVO BEVERAGE COMPANY, INC.

	By:	/s/ William E. Marshall
William E. Marshall
General Counsel, Sr. Executive Vice President and Secretary

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